Exhibit 5.1

August 8, 2007	26600.80243

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

Re: Registration Statement on Form S-8

Ladies and Gentlemen

We are furnishing this opinion of counsel to Autobytel Inc., a Delaware corporation (the “Company”), for filing as Exhibit 5.1 to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed, on or about August 8, 2007, by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of 350,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.001 per share, issuable under the Company’s 1996 Employee Stock Purchase Plan, as amended pursuant to the 2003 Amendment adopted by the stockholders of the Company at the Company’s annual meeting held June 25, 2003, and as further amended pursuant to the 2007 Amendment adopted by the stockholders of the Company at the Company’s annual meeting held June 22, 2007 (collectively, the “Plan”).

We have examined the Plan, the Company’s certificate of incorporation and bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of records of corporate action of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, and such other instruments and documents as we deemed necessary, as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures, the authenticity of all corporate records and other documents submitted to us and the conformity to original documents of documents submitted to us as certified or photostatic copies.

Based upon our examination, and in reliance upon our examination of such questions of law as we deem relevant under the circumstances, we are of the opinion that the Shares are duly authorized and, when issued, purchased and paid for upon exercise of the options granted under the Plan and pursuant to the Plan and the agreements which accompany each grant under the Plan, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions relating thereto, in each case as in effect as of the date hereof.

Autobytel Inc.

August 8, 2007

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP